Exhibit 99.1

FOR IMMEDIATE RELEASE MEDIA CONTACTS: Christopher Spina Christopher_Spina@freddiemac.com 703-388-7031

Freddie Mac Announces Single-Family Leadership Changes

David Lowman to step down, Donna Corley appointed interim head

MCLEAN, Va. (Oct. 8, 2019) – Freddie Mac (OTCQB: FMCC) today announced that David Lowman has informed the company that he will be stepping down from his position as executive vice president of the Single-Family business on or about November 1, 2019. The company announced that Donna Corley, senior vice president and Single-Family chief risk officer, will be named interim head of Single-Family.

“Dave Lowman has helped transform Freddie Mac’s Single-Family business into a modern, innovative market leader. I thank him for his service and congratulate him on a distinguished career,” said David Brickman, chief executive officer of Freddie Mac.

Lowman said, “With over six years at Freddie Mac, I want to take advantage of opportunities presented by the rapidly evolving mortgage finance marketplace and its adjacent industries. It’s been a great run, and I would like to thank my colleagues and my team for their many contributions to the overall growth and success of our business.”

Brickman added, “Donna Corley’s record of accomplishment at Freddie Mac spans more than 24 years, with deep expertise in risk management, capital markets and pricing. I am confident she will lead this critical business line skillfully. Freddie Mac will perform a thorough search for a highly-qualified permanent replacement to help usher in the next chapter at Freddie Mac.”

The search for a replacement will consider both external and internal candidates, including Corley.

Lowman joined Freddie Mac in 2013. During his tenure, he helped enhance Freddie Mac’s affordable housing efforts and developed numerous technological advancements for its customers. As chief risk officer, Corley has led a team of 500 employees responsible for analyzing, modeling and managing the risks that impact our single-family business. In this interim role, she will oversee Single-Family’s relationships with its Seller/Servicers, the performance of its guarantee book, and all sourcing, servicing and business operations.

Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders, investors, and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac, and Freddie Mac’s blog FreddieMac.com/blog.

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